Exhibit 3.3

                           APPLIED DNA SCIENCES, INC.
        Certificate of Designation, Powers Preferences and Rights of the
       Founders' Series of Convertible Preferred Stock; ($.0001 Par Value)
              Stated Capital and Liquidation Value $25.00 Per Share
                 Pursuant to Sections 78.1955 (3) and (4) of the
                             Nevada Revised Statutes

The undersigned, President of Applied DNA Sciences, Inc., a Nevada Corporation (hereinafter called the Company") does hereby certify as required by Section 78.195(6) of the Nevada Revised Statutes that the following resolutions have been duly adopted by the Board of Directors of the Company (the "Board") and have been approved by a majority of the holders of the Company's Common Stock as required by the Company's Articles of Incorporation and Sections 78.1955.3 and
78.1955.4 of the Nevada Revised Statutes.

     RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Articles of Incorporation, as amended (hereinafter the "Articles of Incorporation") of the Company, there hereby is created, out of the 10,000,000 shares of preferred stock of the Company authorized in its Articles of Incorporation, as amended (the "Preferred Stock"), a series of Two Hundred Thousand (200,000) shares, which series shall have the following preferences, limitations and relative rights (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Articles of Incorporation of the Company which are applicable to the Preferred Stock):

     1. Designation. The designation of the said series of the Preferred Stock shall be the "Founders' Series of Convertible Preferred Stock" (referred to in this Certificate as the "Founders' Series").

     2. Number of Shares; Par Value. The number of shares of the Founders' Series shall be limited to Two Hundred Thousand (200,000). The shares of the Founders' Series shall be issued as full shares and shall have a par value of one-hundredth of a cent ($.0001) per share and a stated capital of Twenty Five Dollars ($25.00) per share.

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     3. Dividends. (a) The holders of the Founders' Series shall be entitled to receive, out of any funds of the Company at the time legally available for the declaration of dividends, a dividend equivalent to that declared and/or paid with respect to the shares of the Common Stock of the Company. The Company shall have no duty to declare any dividend, regardless of the funds legally available for the declaration of a dividend; it being the intent that the shares of the Founders' Series be entitled to a dividend only if a dividend is declared with respect to the Company Common Stock.

     4. Liquidation. In the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, at any time prior to the date that the shares of Founders' Series have been converted to shares of Common Stock , as provided below, the holders of shares of Founders' Series shall be entitled to receive out of the assets of the Company legally available therefore, whether such assets are capital or surplus of any nature, the sum of Twenty Five Dollars ($25.00) per share, and, in addition to such amount, a further amount equal to the dividends declared but unpaid and accumulated thereon, to the date of such distribution, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock. If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets distributed among the holders of all classes of the Founders' Series shall be insufficient to permit the payment to such shareholders of the full preferential amounts, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of the Founders' Series.

     5. Voting. The Founders' Series shall have voting rights. For voting purposes, such series shall be considered part of the Common Stock and shall vote with the Common Stock, rather than as a separate series of preferred stock. Each share of the Founders' Series shall have one vote per share.

     6. Conversion into Shares of Common Stock of the Company. Shares issued of the Founders' Series shall be convertible at various times, and in accordance with individual employment or consulting agreements made between certain founders and consultants and the

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Company. Conversion will always be performance based, and once holder is eligible to convert a certain number of his or her shares, the conversion ratio shall be 25 shares of Common Stock for every share of the Founders' Series of Convertible Preferred Stock.

     (i) The Company will notify the Founders' Series holder in writing of eligibility to convert (the date on which the Company mails such written notice being referred to herein as "the notification date"), and such holder shall within six (6) months after the notification date, surrender the certificate or certificates representing the shares of the Founders' Series held by such holder to the transfer agent of the Company, duly endorsed in blank for transfer, with his or her signature Medallion guaranteed.


     (ii) As soon as practicable, or within ten (10) business days, the Company shall cause to be issued and delivered, at the office of its transfer agent, to or on the order of the holder of the certificates for the Founders' Series thus surrendered, a certificate or certificates for the number of full shares of Common Stock issuable hereunder upon the conversion of the shares of the Founders' Series. Such conversion shall be deemed to have been effected automatically, and the person in whose name any certificates for Common Stock are issuable upon conversion shall be deemed to have become automatically, at the close of business on the 10th business day after the surrender of the certificate, the holder of record of the shares of Common Stock represented thereby. Any certificates, or uncertificated shares in the Founders' Series shall become null and void upon the expiration of six (6) months after the notification date, and the holder shall have no further rights in the Founders' Series except to receive Common Stock of the Company.

     (iii) Earned and declared but unpaid dividends, if any, on the Founders' Series shall be convertible in the same manner and on the same terms as the shares of the Founders' Series.

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     (iv) As long as any of the shares of the Founders' Series remain outstanding, the Company shall take all steps necessary to reserve and keep available a number of the authorized but unissued shares of the Company Common Stock sufficient for issuance upon conversion of all outstanding shares of the Founders' Series issuable thereunder.

     (v) All shares of the Founders' Series that are converted as provided herein shall be canceled and retired, whether or not surrendered, and no further shares of the Founders' Series shall be issued in lieu thereof.

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     (vi) The conversion described above shall be subject to such further terms and conditions as may from time be adopted by the Board of Directors of the Company, provided they do not adversely affect the rights of the holders of the Founders' Series and are not inconsistent with the foregoing provisions.

     (vii) All shares of Common Stock of the Company issued upon the conversion of the shares of the Founders' Series shall be validly issued and outstanding, and fully paid and nonassessable, and considered fully paid and nonassessable at the time of issuance, as they were considered fully paid and nonassessable at the time of issuance in the form of Founders' Series shares.

     8. No Preemptive Rights. No holder of any shares of the Founders' Series may be, issuable upon conversion of the shares of the Founders' Series, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and attested to by its Secretary this 25th day of November, 2002.

                                                   APPLIED DNA SCIENCES, INC.

ATTEST:                                            By:   /s/  Larry Lee
[Corporate Seal]                                         --------------
                                                         Lawrence Lee, President
/s/  Jaime Cardona
Secretary